February 20, 2019

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Randy Hulen	Sara Macioch
Corporate Media Relations	VP, Investor Relations & Treasurer	Manager, Investor Relations
(614) 460-5544	(219) 647-5688	(614) 460-4789
kstammen@nisource.com	rghulen@nisource.com	smacioch@nisource.com

NiSource Reports 2018 Results

•	Service restoration substantially complete in Greater Lawrence, Mass.; phase 2 underway

•	Enhanced focus on safety, reliability of gas distribution systems across all seven states

•	2018 GAAP net loss reflects Greater Lawrence incident expenses

•	2018 non-GAAP net operating earnings in line with expectations

•	2019 net operating earnings and capital guidance initiated; long-term growth, capital forecasts extended through 2022

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced, on a GAAP basis, a net loss to common shareholders for the three months ended December 31, 2018, of $19.8 million, or $0.05 per share, compared to a net loss to common shareholders of $52.4 million, or $0.16 per share, for the same period of 2017. For the twelve months ended December 31, 2018, NiSource's net loss to common shareholders was $65.6 million, or $0.18 per share, compared to net income available to common shareholders of $128.5 million, or $0.39 per share, for the same period of 2017.
NiSource also reported net operating earnings available to common shareholders (non-GAAP) of $141.9 million, or $0.38 per share, for the three months ended December 31, 2018, compared to $110.3 million, or $0.33 per share, for the same period of 2017. For the twelve months ended December 31, 2018, NiSource's net operating earnings available to common shareholders (non-GAAP) were $463.3 million, or $1.30 per share, compared to $397.5 million, or $1.21 per share, for the same period of 2017.
NiSource's fourth quarter and full-year GAAP results include approximately $426 million and $888 million, respectively, in expenses associated with the September 13, 2018 incident on its gas distribution system in the Greater Lawrence, Mass., area. These expenses are net of $135 million of insurance recoveries recorded during 2018. Current estimates for these claims and other expenses are higher than estimates provided with third quarter results. Schedule 1 of this press release contains a complete reconciliation of GAAP measures to non-GAAP measures. Schedule 2 of this press release provides total current estimates of costs and expenses related to the Greater Lawrence Incident.
“We reached a major milestone in Greater Lawrence with gas service restored to nearly all customers in mid-December, and our focus on supporting our customers in those communities continues," said NiSource President and CEO Joe Hamrock. "We're in the next phase of the restoration, with commitments to restoring property and streets and continued engagement with the communities. We remain humbled by the event, and we're engaged in extensive efforts to enhance the safety and reliability of our gas distribution systems across our seven-state footprint."
While supporting significant restoration efforts in Massachusetts, the company delivered on a number of key objectives in 2018, including:

•
Accelerating implementation of a safety management system (SMS) aligned with a framework developed for pipeline operators by the American Petroleum Institute. SMS was initially launched in Indiana and Virginia, and is being implemented across the NiSource footprint.

•
Repositioning its Indiana electric business, with submission of a long-term plan to transition its generating fleet away from coal to lower-cost renewable energy resources by 2028, saving customers an estimated $4 billion over the long-term.

•
Investing $1.8 billion in its gas and electric utilities, including the accelerated mainline replacement in Greater Lawrence. NiSource replaced over 430 miles of natural gas pipeline including 302 miles of priority pipeline as well as 64 miles of underground electric circuits and more than 1,300 electric poles, to enhance system safety and reliability.

•	Adding approximately 27,000 net new gas customers, driven by increased conversions to natural gas from other fuels and a healthy housing market.

•	Successfully implementing federal tax reform, with all customers now enjoying savings made possible by lower corporate income tax rates.

•	Opening state-of-the-art training centers in Massachusetts and Virginia, completing the four centers it announced in 2016 and enhancing training for gas operations employees and first responders.

•
Securing regulatory approval of a new Capital Expenditure Program rider in Ohio, allowing for cost recovery to begin on significant capital investments not being recovered through the existing infrastructure modernization tracker.

•
Solid execution of regulatory initiatives, including gas base rate case settlements in Indiana, Maryland and Pennsylvania, and filing a gas base rate case in Virginia and an electric base rate case in Indiana.

"While the restoration in Massachusetts has been a major focus since mid-September, the NiSource team continues to execute and deliver results for all customers and stakeholders," Hamrock said. "We're advancing our electric generation strategy in Indiana, investing in our systems in all seven states and taking prudent steps to ensure the long-term sustainability of our business."

2019 earnings, capital guidance initiated; long-term growth forecast extended through 2022

In 2019, NiSource expects to make capital investments of $1.6 to $1.7 billion and to deliver net operating earnings per share (non-GAAP) in the range of $1.27 to $1.33. The earnings guidance and previously announced dividend increase reflect the near-term impact of financing the Greater Lawrence restoration, expenses associated with accelerating the enterprise-wide SMS implementation and increased pension costs related to late-in-the-year market volatility.

"Our resilient infrastructure investment program continues to deliver value to all stakeholders with safety enhancements for customers and communities and long-term financial growth for investors," Hamrock said. "I would add that I am proud of the NiSource team's continued focus, dedication and execution through a very challenging period."

NiSource expects to grow its non-GAAP earnings and dividend by 5 to 7 percent annually from 2019 through 2022, a two-year extension to its prior long-term growth forecast. The company expects to make capital investments of $1.6 to $2.0 billion annually from 2020 through 2022.
NiSource remains committed to maintaining investment-grade credit ratings. The company has investment-grade ratings with Fitch Ratings (BBB), Moody's (Baa2) and Standard & Poor's (BBB+).

As of December 31, 2018, NiSource had approximately $1.0 billion in net available liquidity, consisting of cash and available capacity under its credit facility and accounts receivable securitizations.

NiSource reminds investors that it does not provide a GAAP equivalent of its earnings guidance due to the impact of unpredictable factors such as fluctuations in weather, asset sales and impairments, and other items included in GAAP results.

Fourth Quarter 2018 and Recent Business Highlights

Gas Distribution Operations

•
The Pennsylvania Public Utility Commission approved a settlement in Columbia Gas of Pennsylvania's base rate case, with new rates effective in December 2018. The settlement supports upgrades and replacement of the company’s natural gas distribution pipelines, provides customers with the benefits of federal tax reform and is expected to increase annual revenues by $26 million.

•
New rates went into effect, subject to refund, on February 1, 2019 in Columbia Gas of Virginia's base rate case, which remains pending before the Virginia State Corporation Commission. Filed in August 2018, the request seeks to recover costs associated with ongoing infrastructure investment programs and to address the impacts of federal tax reform. If approved as filed, the request would increase annual revenues by $22.2 million, including $8.0 million of current infrastructure tracker revenue. A commission order is expected in the second half of 2019.

•
The Maryland Public Service Commission approved a settlement of Columbia Gas of Maryland's base rate case, with new rates effective in November 2018. The settlement authorizes the company to increase annual revenues by $3.8 million, including $1.6 million of current infrastructure tracker revenue, and supports continued replacement of gas pipelines and pipeline safety upgrades.

•
The Public Utilities Commission of Ohio approved a settlement of Columbia Gas of Ohio's Capital Expenditure Program (CEP) rider application, with new rates effective November 29, 2018. The approved $74.5 million CEP rider allows the company to begin recovering capital investments and related deferred expenses incurred between 2011 and 2017 that are not currently recovered through its infrastructure modernization tracker. The settlement also provided benefits to customers through base rate reductions and bill credits related to federal tax reform.

•
On March 1, 2019, Northern Indiana Public Service Company (NIPSCO) will implement the second of three steps in new rates authorized by Indiana Utility Regulatory Commission (IURC) in the company's most recent gas base rate case. New rates initially went into effect in October 2018 following approval of a settlement supporting continued investment in system upgrades, technology improvements and other measures to increase pipeline safety and system reliability. When new rates are fully implemented in January 2020, annual revenue is expected to increase by $107.3 million, reflecting the impact of federal tax reform.

•
Also in Indiana, NIPSCO continues to execute on its long-term gas infrastructure modernization program with plans for investments through 2020. The IURC in December 2018 approved a settlement agreement in the latest Transmission, Distribution and Storage System Improvement Charge (TDSIC) tracker update request, covering $54.4 million of investments made in the first half of 2018. The company is evaluating whether to submit a new seven-year TDSIC program later this year.

Electric Operations

•
On February 1, 2019, NIPSCO made filings with the IURC seeking approval to develop three wind farms in Indiana in partnership with experienced renewable energy developers. The three projects -- Jordan Creek, Roaming Bison and Rosewater -- have nameplate capacity totaling 800 megawatts and are expected to be in operation by late 2020. This filing is consistent with NIPSCO's 2018 Integrated Resource Plan, submitted in October 2018, which calls for the retirement of nearly 80 percent of its remaining coal-fired generation in the next five years, and all coal generation to be retired by 2028. The replacement plan is being fully defined, and options point toward lower-cost renewable energy resources such as wind, solar and battery storage technology. NIPSCO expects to announce additional renewable projects and issue a second Request for Proposals later this year. NIPSCO's goal is to transition to the most economical, cleanest electric supply mix available while maintaining reliability, diversity and flexibility for technology and market changes.

•
NIPSCO's electric base rate case remains pending before the IURC. Filed in October 2018, the request seeks changes to the company's depreciation schedules related to the early retirements of coal fired generation plants called for in the IRP, as well as changes in tariffs to provide service flexibility for industrial customers to remain competitive in the global marketplace. The proposal also reflects the impact of federal tax reform. If approved as filed, the request is expected to increase annual base rate revenues by $21.4 million. An IURC order is anticipated in the third quarter of 2019, with rates effective in September 2019.

•
NIPSCO's approximately $193 million Coal Combustion Residuals (CCR) capital projects are progressing. Two of the units with the largest CCR projects are in service, with the last unit scheduled to be in service in the first quarter of 2019. These projects include environmental upgrades at NIPSCO's generating facilities to meet current EPA standards. The IURC in December 2017 approved a settlement authorizing these projects and recovery of associated costs.

•
NIPSCO continues to execute on its seven-year electric infrastructure modernization program, which includes enhancements to its electric transmission and distribution system designed to further improve system safety and reliability. The IURC-approved program represents approximately $1.2 billion of electric infrastructure investments expected to be made through 2022. The IURC in November 2018 approved a settlement in NIPSCO's tracker update request, filed in July 2018, which sought a semi-annual incremental rate decrease of $11.8 million, due primarily to a $14.1 million base rate refund to customers for the January through April 2018 tax savings related to federal tax reform. The company filed its latest tracker update request in January 2019, covering approximately $58.8 million in incremental capital investments made from June 2018 through November 2018.

Additional information for the quarter ended December 31, 2018, is available on the Investors section of www.nisource.com, including segment and financial information and our presentation to be discussed at our fourth quarter 2018 earnings conference call scheduled for February 20, 2019 at 9:00 a.m. ET.

About NiSource
NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 8,000 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource has been designated a World’s Most Ethical Company by the Ethisphere Institute since 2012 and is a member of the Dow Jones Sustainability - North America Index and was named by Forbes magazine as the top-rated utility among America's Best Large Employers in 2017. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Investors and prospective investors should understand that many factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. Examples of forward-looking statements in this press release include statements and expectations regarding NiSource’s or any of its subsidiaries' business, performance, growth, commitments, investment opportunities, and planned, identified, infrastructure or utility investments. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially from the projections, forecasts, estimates, plans, expectations and strategy discussed in this press release include, among other things, NiSource’s debt obligations; any changes in NiSource’s credit rating; NiSource’s ability to execute its growth strategy; changes in general economic, capital and commodity market conditions; pension funding obligations; economic regulation and the impact of regulatory rate reviews; NiSource's ability to obtain expected financial or regulatory outcomes; NiSource’s ability to adapt to, and manage costs related to, advances in technology; any changes in our assumptions regarding the financial implications of the Greater Lawrence Incident; potential incidents and other operating risks associated with our business; our ability to obtain sufficient insurance coverage; the outcome of legal and regulatory proceedings, investigations, inquiries, claims and litigation; any damage to NiSource's reputation, including in connection with the Greater Lawrence Incident; compliance with environmental laws and the costs of associated liabilities; fluctuations in demand from residential and commercial customers; economic conditions of certain industries; the success of NIPSCO's electric generation strategy; the price of energy commodities and related transportation costs or an inability to obtain an adequate, reliable and cost-effective fuel supply to meet customer demands; the reliability of customers and suppliers to fulfill their payment and contractual obligations; potential impairments of goodwill or definite-lived intangible assets; changes in taxation and accounting principles; the impact of an aging infrastructure; the impact of climate change; potential cyber-attacks; construction risks and natural gas costs and supply risks; extreme weather conditions; the attraction and retention of a qualified work force; the ability of NiSource's subsidiaries to generate cash; tax liabilities associated with the separation of Columbia Pipeline Group, Inc.; NiSource’s ability to manage new initiatives and organizational changes; the performance of third-party suppliers and service providers; and other matters set forth in Item 1A, "Risk Factors" section of NiSource’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in other filings with the Securities and Exchange Commission. A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. In addition, dividends are subject to board approval. NiSource expressly disclaims any duty to update, supplement or amend any of its forward-looking statements contained in this press release, whether as a result of new information, subsequent events or otherwise, except as required by applicable law.

Regulation G Disclosure Statement
This press release includes financial results and guidance for NiSource with respect to net operating earnings available to common shareholders, which is a non-GAAP financial measure as defined by the SEC’s Regulation G. The company includes this measure because management believes it permits investors to view the company’s performance using the same tools that management uses and to better evaluate the company’s ongoing business performance. With respect to such guidance, it should be noted that there will likely be a difference between this measure and its GAAP equivalent due to various factors, including, but not limited to, fluctuations in weather, the impact of asset sales and impairments, and other items included in GAAP results. The company is not able to estimate the impact of such factors on GAAP earnings and, as such, is not providing earnings guidance on a GAAP basis.

Schedule 1 - Reconciliation of Consolidated Net Income (Loss) Available to Common Shareholders to Net Operating Earnings Available to Common Shareholders (Non-GAAP) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions, except per share amounts)	2018	2017	2018	2017
GAAP Net Income (Loss) Available to Common Shareholders	$(19.8)	$(52.4)	$(65.6)	$128.5
Adjustments to Operating Income (Loss):
Operating Revenues:
Weather - compared to normal	(10.6)	(6.9)	(32.5)	30.2
Greater Lawrence Incident(1)	3.9	—	3.9	—
Operating Expenses:
Plant retirement costs(2)	—	—	3.3	1.5
IT service provider transition costs(3)	—	8.3	—	21.6
Greater Lawrence Incident(4)	379.0	—	830.6	—
Loss on sale of assets and impairments, net	0.8	0.1	1.2	—
Total adjustments to operating income (loss)	373.1	1.5	806.5	53.3
Other Income (Deductions):
Greater Lawrence Incident - Charitable contribution(4)	10.4	—	20.7	—
Interest rate swap settlement gain	(25.0)	—	(46.2)	—
Loss on early extinguishment of long-term debt	—	—	45.5	111.5
Income Taxes:
Tax effect of above items	(79.8)	0.1	(180.6)	(56.9)
Income taxes - discrete items(5)	(117.0)	161.1	(117.0)	161.1
Total adjustments to net income (loss)	161.7	162.7	528.9	269.0
Net Operating Earnings Available to Common Shareholders (Non-GAAP)	$141.9	$110.3	$463.3	$397.5
Basic Average Common Shares Outstanding	369.4	337.5	356.5	329.4
GAAP Basic Earnings (Loss) Per Share	$(0.05)	$(0.16)	$(0.18)	$0.39
Adjustments to basic earnings (loss) per share	0.43	0.49	1.48	0.82
Non-GAAP Basic Net Operating Earnings Per Share	$0.38	$0.33	$1.30	$1.21
(1) Represents revenues not billed to impacted customers as a result of the Greater Lawrence Incident.
(2) Represents costs incurred associated with the planned retirement of Units 7 and 8 at Bailly Generating Station.
(3) Represents contract termination costs and external legal and consulting costs associated with termination of the IBM IT services agreement and the transition to a new multi-vendor strategy for IT service delivery.
(4) Represents costs incurred for estimated third-party claims and related other expenses as a result of the Greater Lawrence Incident net of insurance recoveries recorded to date.
(5) 2017 activity represents the impact of adopting the provisions of the Tax Cuts and Jobs Act of 2017. 2018 activity represents adjustments to the impact of the Tax Cuts and Jobs Act of 2017 due to regulatory actions in 2018.

Schedule 2 - Total Current Estimated Amounts of Costs and Expenses Related to the Greater Lawrence Incident

Cost or Expense	Total Current Estimated Amount(1) ($ in millions)
Capital Cost(2)(3)	$220 - $230
Incident Related Expenses
Third Party Claims-Related Expenses(3)(4)	$757 - $790
Other Expenses(3)(5)	$330 - $345
Insurance Recoveries(6)	$135
(1) Total estimated amount includes costs or expenses for the year ended December 31, 2018 and estimated expected expenses in future periods in the aggregate. Amounts shown are estimates made by management based on currently available information. Actual results may differ materially from these estimates as more information becomes available.
(2)We incurred approximately $167 million of capital spend for the pipeline replacement during 2018. We estimate this replacement work will cost between $220 million and $230 million in total. Columbia of Massachusetts has provided notice to its property insurer of the Greater Lawrence Incident and discussions around the claim and recovery have commenced. The recovery of any capital investment not reimbursed through insurance will be addressed in a future regulatory proceeding. The outcome of such a proceeding is uncertain.
(3) We maintain liability insurance for damages in the approximate amount of $800 million and property insurance for gas pipelines in the approximate amount of $300 million.Total expenses related to the incident have exceeded the total amount of liability insurance coverage available under our policies. Certain of these expenses may be covered under our property insurance. While we believe that a substantial amount of expenses related to the Greater Lawrence Incident will be covered by insurance, insurers may raise defenses to coverage under the terms and conditions of the respective insurance policies, which contain various exclusions and conditions that could limit the amount of insurance proceeds. We are not able to estimate the amount of expenses that will not be covered or exceed insurance limits, but these amounts could be material to our financial statements. Certain types of damages, expenses or claimed costs, such as fines or penalties, may be excluded under the policies.
(4) Amount includes approximately $757 million of expenses recorded in the year ended December 31, 2018. Amount represents estimated third-party claims related to the Greater Lawrence incident, including personal injury and property damage claims, damage to infrastructure, and other damage claims, which include mutual aid payments to other utilities assisting with the restoration effort, gas-fueled appliance replacement and related services for impacted customers, temporary lodging for displaced customers, and claims-related legal fees. The total amount incurred will depend on the final outcome of open investigations and the number, nature, and value of third-party claims.
(5) Amount shown includes other incident related expenses of approximately $266 million recorded in the year ended December 31, 2018. Amount represents certain consulting costs, administration costs, charitable contributions, and other labor and related expenses in connection with the incident.
(6)An amount of $135 million for insurance recoveries was recorded through December 31, 2018. Of this amount, $5 million was collected during 2018. We are currently unable to predict the amount and timing of additional future insurance recoveries.